Exhibit 10.1

Amendment 1

Employment Agreement for Milton H. Werner, PhD

Chief Executive Officer and President

Pursuant to the Compensation Committee recommendations of February 24, 2022 to the Board of Directors of Inhibikase Therapeutics, Inc. (the “Company”), the following modification is made to the Employment Agreement of Dr. Milton Werner dated December 28, 2020:

1. Article 4(b) is stricken in its entirety and replaced with the following:

“Bonuses - Other Compensation. Executive shall be eligible to receive a target annual performance cash bonus of 50% of Executive’s then-Base Salary (“Annual Target Bonus”). Executive’s Annual Target Bonus is not guaranteed and will be based on the Company’s performance and/or Executive’s individual performance as determined by the Compensation Committee of the Board (the “Committee”) in its discretion. The actual payout for this award will be calculated based solely on achievement against performance measures approved by the Committee. Each year, specific targets will be approved by the Committee in the year’s first quarter and communicated to Executive following such approval. Performance against these goals will be assessed after year end, with payout made no later than March 15 of the year following the year in respect of which the bonus was earned, subject to Executive’s continued employment through the payment date. Executive’s Annual Target Bonus rate shall be subject to upward adjustment from time to time, as determined by the Board (or a committee thereof) in its sole discretion.

In addition, during the Term of this Agreement, the Board, in its sole discretion, may award additional compensation to Executive other than as specifically provided by this Agreement.”

/s/ Dr. Paul Grint
Approved by:	Dr. Paul Grint
Chair, Compensation Committee

March 3, 2022

3350 Riverwood Parkway SE, Ste 1900		One Marina Park Drive, Ste 1410
Atlanta, GA 30339		Boston, MA 02210
678-392-3419	info@inhibikase.com	617-936-0184